Exhibit 5.1

[SKADDEN LETTERHEAD]

August 15, 2014

Triangle Petroleum Corporation

1200 17th Street, Suite 2600

Denver, Colorado  80202

Re:                             Triangle Petroleum Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Triangle Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon exercise of options granted pursuant to the CEO Stand-Alone Stock Option Agreement, effective as of July 4, 2013, by and between the Company and Jonathan Samuels, as filed with the Commission on July 10, 2013 (the “Stock Option Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(i)                                     the Registration Statement in the form filed with the Commission on the date hereof;

(ii)                                  the Stock Option Agreement;

(iii)                               an executed copy of a certificate of Ashley Garber, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(iv)                              a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of August 7, 2014, and certified pursuant to the Secretary’s Certificate;

(v)                                 a copy of the Bylaws of the Company, as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(vi)                              copies of certain resolutions of the Board of Directors of the Company adopted on August 11, 2014, relating to the approval of the Stock Option Agreement, the filing of the Registration Statement and certain related matters, certified pursuant to the Secretary’s Certificate;

(vii)                           the Final Report of the Inspection of Election for the Company’s 2014 Annual Meeting of Shareholders, reflecting the approval of the Stock Option Agreement (Proposal No. 4) by a majority of the votes cast in person or by proxy at such meeting; and

(viii)                        a specimen certificate representing the Common Stock in the form of Exhibit 4.1 to the current report on Form 8-K of the Company filed with the Commission on December 3, 2012.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that (i) if issued in the physical form, the certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent and (ii) the issuance of the Shares has been properly recorded in the books and records of the Company.

We do not express any opinion with respect to the law of any jurisdiction other than the corporate laws of the State of Delaware. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and, when such Shares have been issued in accordance with the terms and conditions of the Stock Option Agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP